Exhibit 99.1

NEWS RELEASE

Silicon Labs Announces Proposed Private Offering of $500

Million of Convertible Senior Notes

AUSTIN, Texas – May 27, 2020 – Silicon Labs (NASDAQ: SLAB) today announced that it plans to offer, subject to market and other conditions, $500 million principal amount of its Convertible Senior Notes due 2025 (the “notes”) through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Silicon Labs expects to grant the initial purchasers a 13-day option to purchase up to an additional $35 million principal amount of additional notes, solely to cover over-allotments, if any.

The interest rate, initial conversion rate and other terms of the notes will be determined by negotiations between Silicon Labs and the initial purchasers of the notes. In certain circumstances and during certain periods, the notes may be converted into cash, shares of Silicon Labs’ common stock, or a combination of cash and shares of Silicon Labs’ common stock, at Silicon Labs’ election.

Silicon Labs plans to use approximately $310 million of the net proceeds from the offering of the notes to repay in full all amounts outstanding under Silicon Labs’ existing credit facility. Silicon Labs also plans to use a portion of the net proceeds from the offering of the notes to fund the repurchase of a portion of Silicon Labs’ outstanding 1.375% convertible senior notes due 2022 (the “2022 notes”) through individually privately negotiated transactions (each, a “note repurchase transaction”) concurrently with the offering of the notes. The terms of each note repurchase transaction will depend on several factors, including the market price of Silicon Labs’ common stock and the trading price of the 2022 notes at the time of each such note repurchase transaction. Silicon Labs expects that some or all of the holders of the 2022 notes that sell their 2022 notes may purchase shares of Silicon Labs’ common stock concurrently with or shortly after the pricing of the notes to close out hedging transactions they have entered into with respect to the 2022 notes. This activity could increase (or reduce the size of any decrease in) the market price of Silicon Labs’ common stock and increase the initial conversion price of the notes.

The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act, as amended. Neither the notes nor any shares of Silicon Labs common stock issuable upon conversion of the notes have been registered under the Securities Act of 1933, as amended, or under any state securities laws, and may not be offered or sold in the United

Silicon Labs Convertible Senior Note Offering Press Release - Page 2

States or to U.S. persons without registration under, or an applicable exemption from, the registration requirements. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

About Silicon Labs

Silicon Labs is a leading provider of silicon, software and solutions for a smarter, more connected world. Our award-winning technologies are shaping the future of the Internet of Things, Internet infrastructure, industrial automation, consumer and automotive markets. Our world-class engineering team creates products focused on performance, energy savings, connectivity and simplicity

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such statements may include, without limitation, statements regarding: (i) the ability to complete the offering, and (ii) the use of proceeds described above. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, without limitation, the following: (i) general market conditions, including market factors affecting the price of bonds and equity securities, (ii) the amount of cash generated from the business, (iii) prevailing interest rates and (iv) the existence of alternative uses for Silicon Labs’ cash.

For more information on these and other risks affecting Silicon Labs’ business, please refer to the information contained in Silicon Labs’ Annual Report on Form 10-K for the fiscal year ended December 28, 2019, as filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2020, and Silicon Labs’ Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2020, as filed with the SEC on April 29, 2020, under the headings “Risk Factors.” The forward-looking statements contained in this news release are made as of the date hereof, and Silicon Labs does not assume any obligation to update such statements.

Note to editors: Silicon Laboratories, Silicon Labs, the “S” symbol, and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: George Lane, investor.relations@silabs.com